Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

ATI PHYSICAL THERAPY, INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE

ON JUNE 15, 2023

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), ATI Physical Therapy, Inc., a corporation duly organized and validly existing under the DGCL (the “Issuer” or the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Second Certificate of Incorporation of the Issuer (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Issuer (“Preferred Stock”) in one or more series; and expressly authorizes the Board of Directors of the Issuer (the “Board of Directors”), subject to limitations prescribed by law, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and included in a certificate of designation; and

WHEREAS, on April 16, 2023, the Board of Directors approved and adopted the following certificate of designation (this “Certificate of Designation” or this “Certificate”) for purposes of issuing shares of Preferred Stock, with a par value of $0.0001 per share, designated as a series known as “Series B Preferred Stock”, with each such share having the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions, as set forth in this Certificate of Designation.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby provides out of the unissued shares of the Preferred Stock a series of Preferred Stock designated as “Series B Preferred Stock” and authorizes for issuance up to 450,000 shares of the Series B Preferred Stock (as defined below), and hereby fixes the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions of the Series B Preferred Stock, as follows:

1.           Designation.  A total of 450,000 shares of Preferred Stock, with a par value of $0.0001 per share, shall be designated as a series known as “Series B Preferred Stock” (the “Series B Preferred Stock”), which Series B Preferred Stock will have the respective designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions set forth in this Certificate of Designation. For the avoidance of doubt, the Company may issue fractional shares of Series B Preferred Stock, and a fractional share of Series B Preferred Stock shall have the corresponding fractional rights, obligations and liabilities of a whole share of Series B Preferred Stock; provided, that for purposes of Section 3, any such fractional share shall be rounded down to the nearest whole share of Series B Preferred Stock.

2.           Ranking; Liquidation; No Other Economic Rights.

(a)          With respect to (i) payment of dividends, (ii) distribution of assets and (iii) all other liquidation, winding up, dissolution, dividend and redemption rights, the Series B Preferred Stock shall rank junior to any existing or future secured or unsecured indebtedness and other liabilities (including trade payables) of the Company and junior in priority of payment to all Senior Stock (as defined below) in any redemption, liquidation, dissolution, winding up or distribution of the Company (collectively, “Senior Payment Obligations”), and senior to Common Stock. For purposes of this Certificate of Designation, “Senior Stock” shall mean any Capital Stock of the Company ranking senior (as to dividend rights, redemption rights, and upon liquidation, dissolution or winding up, as applicable) to the Series B Preferred Stock, including the shares of Preferred Stock designated as “Series A Senior Preferred Stock”.

(b)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after satisfying any Senior Payment Obligations and before any payment in respect of any Common Stock, an amount per share equal to $0.0001. If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section 2(b), the holders of shares of Series B Preferred Stock shall, in respect of their shares of Series B Preferred Stock, share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)          Except as expressly set forth in this Section 2 or in Section 4, the Series B Preferred Stock shall not have any (i) dividend, distribution, redemption or liquidation rights, (ii) right to receive any distribution of any of the Company’s assets, or (iii) rights in respect of the liquidation, winding up or dissolution of the Company.

3.           Voting.

(a)          Except as otherwise required by law or the Certificate of Incorporation or any Preferred Stock Designation (as defined in the Certificate of Incorporation), each share of Series B Preferred Stock shall entitle the Holder thereof to cast that number of votes as is equal to the number of votes that such Holder would be entitled to cast if such Holder was deemed to have converted such share of Series B Preferred Stock into Common Stock, on the terms and conditions set forth in Section 5, on the record date for determining the stockholders of the Company eligible to vote on such matter, on all matters on which stockholders of the Company generally are entitled to vote as specified in Section 3(b); provided, that a Holder will not be entitled to cast any votes in respect of any share of Series B Preferred Stock for which the corresponding Stapled Second Lien PIK Convertible Note has been repaid, repurchased, redeemed or converted as of the relevant record date for such matter.

(b)         Except as otherwise required by law or the Certificate of Incorporation or any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Company, holders of Series B Preferred Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the holders of Common Stock.  The holders of Series B Preferred Stock (on an as-converted basis) and the holders of Common Stock shall vote together as a single class on all such matters. Notwithstanding the foregoing, except as otherwise required by law or the Certificate of Incorporation or any Preferred Stock Designation, holders of Series B Preferred Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation or any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock (other than the Series B Preferred Stock) if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or the DGCL.

4.          Dividend Rights.  On each Dividend Payment Date, the Holder of each share of Series B Preferred Stock shall receive a dividend in kind, in the form of additional shares of Series B Preferred Stock as set forth in Section 11.02(c) in the Note Purchase Agreement.

5.         Deemed Conversion.  Solely for purposes of determining the number of votes each share of Series B Preferred Stock shall entitle the Holder thereof to cast for any matter on which, pursuant to Section 3, the Holders are entitled to vote, the Series B Preferred Stock shall be deemed to be convertible into Common Stock as follows:

(a)          Conversion Ratio.  Each share of Series B Preferred Stock shall be deemed to be convertible, at any time and from time to time, and without the payment of additional consideration by the applicable Holder, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price (as defined below) by the Series B Conversion Price (as defined below) in effect at the time of such deemed conversion.  The “Series B Original Issue Price” shall mean $1,000 per share of Series B Preferred Stock, subject to appropriate adjustment in the event of any stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.  The “Series B Conversion Price” shall initially be equal to $12.87.  Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be deemed converted into shares of Common Stock, shall be adjusted from time to time if any Conversion Adjustment Event occurs (with the Series B Conversion Price being adjusted in the same manner and on the same terms applicable to the corresponding adjustment to the Conversion Price (as defined in the Note Purchase Agreement), and with the applicable Conversion Terms being incorporated herein mutatis mutandis).

(b)          Effect of Recapitalizations; Reclassifications and Changes of Common Stock.  In the case of any Merger Event (as defined in the Note Purchase Agreement), the anti-dilution and other adjustments set forth in the Conversion Terms shall be applied with respect to the Series B Preferred Stock in a manner as nearly equivalent as is possible to the adjustments provided for in this Section 5; provided, however, that the Issuer shall not be permitted to effectuate, or otherwise become a party to, any Merger Event, if such Merger Event would cause any Second Lien PIK Convertible Notes then outstanding to become convertible into any shares of Capital Stock of any Person other than the Issuer, unless (x) the shares of Series B Preferred Stock then outstanding are converted into or exchanged for shares of Successor Preferred Stock (as defined below), and (y) such shares of Successor Preferred Stock have voting rights as nearly as equivalent as is possible to the Series B Preferred Stock. If, in the case of any Merger Event, the Reference Property (as defined in the Note Purchase Agreement) includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, then, in such Merger Event, such other Person shall agree to undertake the obligations of the Issuer in this Agreement and shall undertake such additional obligations to protect the interests of the holders of the Notes as the Issuer shall reasonably consider necessary by reason of the foregoing.

(c)          No Actual Conversion.  Notwithstanding anything to the contrary in this Certificate of Designation, shares of Series B Preferred Stock shall be deemed converted into Common Stock solely for the purposes expressly set forth herein, but in no event shall any shares of Series B Preferred Stock actually be converted into or exchanged for Common Stock.

6.           Mandatory Forfeiture.

(a)        At any time and from time to time, upon the occurrence of a Forfeiture Triggering Event, to the extent not prohibited by law, any applicable Forfeitable Shares shall be deemed to be immediately forfeited and cancelled for no consideration on the terms and subject to the conditions set forth in this Section 6 (a “Mandatory Forfeiture”) without any further action by the Company.

(b)         Written notice of any Mandatory Forfeiture pursuant to this Section 6 shall be given by the Company within 15 Business Days following the applicable forfeiture date (each such date, a “Mandatory Forfeiture Date”), which notice shall indicate (1) the number of Forfeitable Shares that have been forfeited and cancelled and (2) the Mandatory Forfeiture Date.  For the avoidance of doubt, shares of Series B Preferred Stock are not redeemable, forfeitable or cancellable (i) at the Holder’s election or (ii) at the Company’s election except, in the case of this clause (ii), pursuant to this Section 6.

7.           Mandatory Transfers; Restrictions on Transfer.

(a)         In connection with any assignment, sale, disposal or other transfer of a Stapled Second Lien PIK Convertible Note by a Holder to an Eligible Transferee, such Holder shall be deemed to have substantially concurrently assigned, sold, disposed of or transferred to such Eligible Transferee the corresponding shares of Series B Preferred Stock, and such Eligible Transferee shall thereafter be the Holder of such shares of Series B Preferred Stock and the corresponding Stapled Second Lien PIK Convertible Note(s).

(b)        No Holder shall, directly or indirectly, assign, sell, offer to sell, pledge, mortgage, hypothecate, encumber, dispose of or otherwise consummate or permit any like transfer or encumbrance of any Series B Preferred Stock held by such Holder, in each case other than to an Eligible Transferee of such Holder and then only together with a proportional interest in the applicable Stapled Second Lien PIK Convertible Note.

8.          Tax Treatment.  The Holders and the Company agree that for U.S. federal (and applicable state and local) income tax purposes (a) the Series B Preferred Stock and Stapled Second Lien PIK Convertible Notes shall be treated as a single integrated instrument and (b) such single integrated instrument shall be treated as indebtedness of the Company (in each case, including as a result of the transfer restrictions provided in Section 7), and none of the Holders or the Company shall file any tax return or take any position contrary or inconsistent with such treatment described in clause (a) or (b) unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (or any analogous provision of applicable state or local income tax law).

9.           Amendments and Waivers.  So long as any shares of Series B Preferred Stock remain outstanding, and unless a greater percentage is required by law, the Issuer shall not, without the affirmative vote or written consent of the Majority Holders, voting separately as one class, amend, alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, or waive the compliance of any of the covenants included in this Certificate of Designation.

10.        Cancellation; No Conversion Rights.  No shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued or held in treasury for reissuance, and the Company shall take all necessary action to cause such shares of Series B Preferred Stock immediately to be canceled, retired and eliminated from the shares of Series B Preferred Stock which the Company shall be authorized to issue.  The Holders have no rights to convert any Series B Preferred Stock into any other Equity Interests of the Company.

11.          Rights and Remedies of Holders.

(a)         The various provisions set forth under this Certificate of Designation are for the benefit of the Holders and, subject to the terms and conditions hereof and applicable law, will be enforceable by them, including by one or more actions for specific performance.

(b)         Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies.  The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

12.          Definitions.  As used in this Certificate of Designation, the following terms shall have the meanings specified below:

“Business Day” shall have the meaning assigned to such term in the Note Purchase Agreement.

“Capital Stock” means:

(1)        in the case of a corporation, corporate stock;

(2)      in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)       in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)       any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Certificate of Designation” shall have the meaning assigned to such term in the recitals hereof.

“Certificate of Incorporation” shall have the meaning assigned to such term in the recitals hereof.

“Common Stock” means any shares of Class A common stock, with a par value of $0.0001 per share, of the Company.

“Company” shall have the meaning assigned to such term in the recitals hereof.

“Conversion Adjustment Events” means, collectively, the events specified in Section 10.04 of the Note Purchase Agreement (each of which, for the avoidance of doubt, is intended to result in an adjustment to the Series B Conversion Price hereunder which corresponds to the adjustment to the Conversion Price under the Note Purchase Agreement).

“Conversion Terms” means the terms, conditions and other provisions set forth in Article 10 of the Note Purchase Agreement.

“DGCL” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Dividend Payment Date” shall mean, with respect to any share of Series B Preferred Stock, the Interest Payment Date associated with the corresponding Stapled Second Lien PIK Convertible Note.

“Eligible Transferee” shall have the meaning assigned to such term in the Note Purchase Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

 “Forfeitable Shares” shall mean any shares of Series B Preferred Stock that have become subject to a Forfeiture Triggering Event.

“Forfeiture Triggering Event” shall mean, with respect to any share of Series B Preferred Stock, each date, if any, on which the corresponding Stapled Second Lien PIK Convertible Note has been repaid, repurchased, redeemed or converted.

“Holder” means, as of the relevant date, any Person that is the holder of record of at least one share of Series B Preferred Stock, as of such date.

“Initial Issue Date” means June 15, 2023.

“Interest Payment Date” shall have the meaning assigned to such term in the Note Purchase Agreement.

“Majority Holders” means, as of any date of determination, the Holders holding a majority of the then-outstanding shares of Series B Preferred Stock.

“Mandatory Forfeiture” shall have the meaning assigned to such term in Section 6(a).

“Mandatory Forfeiture Date” shall have the meaning assigned to such term in Section 6(b).

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of April 17, 2023, by and among the Company, ATI Holdings Acquisition, Inc., a Delaware corporation, Wilco Intermediate Holdings, Inc., a Delaware corporation, the Purchasers from time to time party thereto and Wilmington Savings Fund Society, FSB, as the purchaser representative and collateral agent for the Purchasers, as the same may be amended, modified, supplemented and/or restated from time to time.

“Person” means any individual, corporation, limited liability company, partnership (including limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” shall have the meaning assigned to such term in the recitals hereof.

“Purchasers” shall have the meaning assigned to such term in the Note Purchase Agreement.

“Second Lien PIK Convertible Notes” shall mean the subordinated second lien PIK convertible notes issued pursuant to the Note Purchase Agreement.

“Series B Preferred Stock” shall have the meaning assigned to such term in Section 1.

“Stapled Second Lien PIK Convertible Note” shall mean, with respect to any share of Series B Preferred Stock, a corresponding principal amount of Second Lien PIK Convertible Notes held by the Holder of such share, with 1 (one) share of Series B Preferred Stock corresponding to $1,000 principal amount of Second Lien PIK Convertible Notes.

“Successor Preferred Stock” shall mean, as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes, regardless of designation, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“U.S.” means the United States of America.

13.         Interpretation.

(a)         Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(b)          The headings are for convenience only and shall not be given effect in interpreting this Certificate of Designation.  References herein to any Section shall be to a Section hereof unless otherwise specifically provided.

(c)          References herein to any law shall mean such law, including all rules and regulations promulgated under or implementing such law, as amended from time to time and any successor law unless otherwise specifically provided.  Except as otherwise stated in this Certificate of Designation, references in this Certificate of Designation to any contract(s) or written agreement(s) shall mean such contract or written agreement, regardless of any subsequent replacement, refunding, refinancing, extension, renewal, restatement, amendment, supplement or modification thereof or thereto and regardless of whether the Issuer is, remains, was, or has ever been, a party thereto.

(d)          The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Certificate of Designation, refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation.

(e)        The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Certificate of Designation.

(f)          The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(g)          The word “will” shall be construed to have the same meaning as the word “shall”.  With respect to the determination of any period of time, “from” shall mean “from and including”.  The word “or” shall not be exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(h)          The terms “lease” and “license” shall include “sub-lease” and “sub-license”, as applicable.

(i)            All references to “$”, currency, monetary values and dollars set forth herein shall mean U.S. dollars.

(j)          When the terms of this Certificate of Designation refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer this 15th day of June, 2023.

ATI PHYSICAL THERAPY, INC.

By:	/s/ Joseph Jordan
Name:	Joseph Jordan
Title:	Chief Financial Officer

[Signature Page to Series B Certificate of Designation]